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                                                                EXHIBIT 10.(sss)



                                                                  EXECUTION COPY


                             DISTRIBUTION AGREEMENT

        THIS AGREEMENT ("Agreement") is made and entered into as of February 14, 1999 (the "Effective Date"), by and between GUIDANT CORPORATION, an Indiana corporation, and its Affiliates ("Guidant"), having its place of business at 1360 O'Brien Drive, Menlo Park, California 94025, and THORATEC LABORATORIES CORPORATION, a California corporation ("Thoratec"), having a place of business at 6035 Stoneridge Drive, Pleasanton, California 94588.

                                    RECITALS

        A. Thoratec is engaged in the business of developing the Products (as defined below), and Guidant is in the business of developing, manufacturing and distributing medical devices; and

        B. The parties desire that Guidant act as an exclusive independent distributor of the Products within the Territory (as defined below) under the terms and conditions of this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the parties agree as follows:

        1. Definitions.

               1.1 "Affiliate" means any company or entity that controls, is controlled by or is under common control with, a party to this Agreement.

               1.2 "Confidential Information" includes, but is not limited to, trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, business activities and operations, customer lists, reports, studies and other technical and business information.

               1.3 "Effective Date" means the date first set forth above.

               1.4 "Initial Term" means the period beginning with the Effective Date and ending four (4) years from the date of approval for marketing and sale in the United States by the Federal Food and Drug Administration (FDA).

               1.5 "Initial Territory" means worldwide other than the United States and Japan.



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               1.6 "Milestone Date" means the date on which Thoratec meets all of the Milestones.

               1.7 "Milestones" means the clinical requirements set forth in
Section 2.3 relating to approval for distribution of the Products within the United States.

               1.8 "Minimum Purchase Requirement" shall mean for each year during the term of this Agreement the minimum quantity of units of the graft Products that Guidant is required to purchase as provided in Section 3.3 of this Agreement.

               1.9 "Other Graft Products" means any and all vascular graft products (other than the Products) that may be used in the vasculature (not to include coronary arterial grafting) that Thoratec may develop, manufacture, license, or otherwise acquire during the term of this Agreement.

               1.10 "Product" means each of Thoratec's devices, products or technology, currently or hereafter developed or otherwise acquired by Thoratec, that is part of Thoratec's Vectra(TM) vascular access graft product line which includes grafts for vascular access for hemodialysis and associated tunnelers, and any improvements, enhancements or line extensions thereto.

               1.11 "Territory" means worldwide (including the United States) but excluding Japan.

        2. Appointment of Guidant.

               2.1 Appointment. Thoratec hereby appoints Guidant as the exclusive distributor of the Products within the Initial Territory, and subject to Section 2.3, within the United States. During the term of this Agreement, Thoratec will not appoint or authorize any other distributor or sales representative to make sales of all or any part of the Products within the Territory. Guidant shall have the right during the term of this Agreement to represent to the public that it is an authorized independent distributor of the Products within the Territory.

               2.2 Independent Contractor. Guidant is and at all times shall be an independent contractor in all matters relating to this Agreement. Guidant and its employees are not agents of Thoratec for any purposes and have no power or authority to bind or commit Thoratec in any way.



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               2.3 Clinical Milestones. Upon Thoratec's achievement of the following Milestones, and subject to Section 3.7, Guidant shall have exclusive distribution rights with respect to the Products in the United States. Thoratec agrees to use commercially reasonable best efforts to achieve all of the following Milestones:

                      2.3.1 Receipt for 510(k) approval of the Product as a vascular access device for hemodialysis under the current investigational device exemption ("IDE") protocol as of the Effective Date.

                      2.3.2 IDE clinical trial data as submitted to the FDA shall demonstrate the Product to have less bleeding during surgery and improved times to hemostasis after dialysis cannulation, as compared to the control graft (ePTFE).

                      2.3.3 IDE clinical trial data as submitted to the FDA shall demonstrate at least statistical equivalence to the control graft in terms of patency measurements (mean time to first thrombosis and total incidence of thrombosis).

                      2.3.4 Approved labeling of the Product to include the ability to access for dialysis within 72 hours of implantation.

        3. Guidant's Duties. Guidant shall introduce, promote the sale of, solicit and obtain orders for Products from customers in accordance with the terms of this Agreement. In particular, Guidant agrees as follows:

               3.1 Personnel. Guidant shall make the Products available to Guidant's Cardiac & Vascular Surgery Group's vascular sales representatives in the Territory. Such representatives may, at Guidant's sole option and discretion, market and sell other products in addition to the Products.

               3.2 Forecast. Guidant shall prepare and submit to Thoratec on or before the date that is thirty (30) days after the Effective Date and on or before the first day of each calendar quarter during the term of this Agreement a rolling six (6) month sales forecast of the number of units of each Product that Guidant expects to purchase during each month of that time period. Guidant agrees that, unless otherwise agreed by both parties, the forecast for each quarterly period (other than the first forecast) shall be no greater than two times the forecast for the previous quarter. For each such forecast, 100% of the forecast for the first three months shall be binding, and 50% of the forecast for the fourth through sixth months shall be binding, whether or not such forecasts are in excess



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of the Minimum Purchase Requirements. Other than the foregoing, all forecasts and estimates are provided by Guidant to Thoratec for planning purposes only.

               3.3    Minimum Purchase Requirements.

                      3.3.1 For the Initial Territory. During calendar year 1999, Guidant will have no Minimum Purchase Requirements; provided, however, that Guidant agrees to use reasonable commercial efforts to distribute the Product in Europe in 1999, in light of Guidant's existing European sales force. Such efforts will not include a requirement for Guidant to hire additional sales force or support personnel to support the Product sales in 1999. During calendar year 2000 and each remaining calendar year during the Initial Term (except as provided in Section 3.3.2 below), the Minimum Purchase Requirements for sales of Products in the Initial Territory will be [***] of the greater of the previous calendar year's Minimum Purchase Requirements or [***] of units actually sold to Guidant for distribution in the Initial Territory during the previous calendar year.

                      3.3.2 After Milestone Date. If the Milestone Date occurs on or after July 1 of a calendar year, Guidant will have no Minimum Purchase Requirements with respect to Products distributed in the United States for such year. However, if the Milestone Date occurs prior to July 1 of that year, then the Minimum Purchase Requirement for that calendar year for United States distribution shall be [***] units of the Products. For the first full calendar year after the Milestone Date, Guidant's Minimum Purchase Requirement shall be [***] units of the Products for distribution in both the United States and the Initial Territory. For the second full calendar year after the Milestone Date, the Minimum Purchase Requirement will equal the greater of [***] units or [***] percent ([***]%) times the actual sales for the previous calendar year. Thereafter, during the term of this Agreement (including, if applicable, the Renewal Term as provided in Section 13.2), the parties agree to negotiate in good faith the Minimum Purchase Requirement for the following year prior to the beginning of that year. The parties agree that such negotiations shall be based upon the following and other similar factors: (a) the previous years' Minimum Purchase Requirement; (b) the competitive marketplace for the Products in the Territory, including any recent changes, such as the introduction of competitive products; and (c) any changes in the market price(s) for the Products and competitive products. Further, unless the parties otherwise agree, the Minimum Purchase Requirement for each such year shall be no less than [***]% nor more than [***]% of the greater of the previous year's Minimum Purchase Requirement or [***] of units actually sold to Guidant for distribution in the previous year.



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                      3.3.3 Failure to Meet Minimum Purchase Requirements. If,
during any six month period of any calendar year during which Minimum Purchase Requirements apply, Guidant shall fail to purchase at least [***] percent ([***]%) of its Minimum Purchase Requirement (with the difference between Guidant's actual quantity of purchases of the Product and [***] percent ([***]%) of the Minimum Purchase Requirement being referred to as the "Shortfall"), Thoratec shall provide Guidant with written notice of the Shortfall. Such notice shall indicate the amount of the Shortfall as well as the profit margin that Thoratec was otherwise entitled to receive on the amount of Products making up the Shortfall ("Shortfall Profit Margin"). The Shortfall Profit Margin shall be determined in accordance with generally accepted accounting principles, and Thoratec shall provide, upon Guidant's request, written documentation supporting such calculation. In addition, Guidant shall have the right to audit Thoratec's books and records used in calculating the Shortfall Profit Margin. Guidant shall have thirty (30) days from receipt of Thoratec's notice to submit a purchase order to Thoratec for a minimum of one-third of the amount of the Shortfall and to pay the remaining Shortfall Profit Margin. If Guidant fails to do the foregoing within the 30-day period, Thoratec may convert Guidant's distribution rights in the Territory to non-exclusive for a period of three (3) months, at the end of which time Thoratec may terminate this Agreement.

                      3.3.4 Allocation of Minimum Purchase Requirements. At the beginning of each calendar year during which Minimum Purchase Requirements apply, the parties agree to designate the portion of the Minimum Purchase Requirement for that year that will be allocated to purchases made during the first six months of that year and the portion that will be allocated to purchases made during the last six months of that year.

               3.4 Compliance with Laws. Subject to Section 4 below, Guidant will have the necessary legal permits and licenses required by any governmental unit or agency and will comply with applicable international, national, state, regional and local laws and regulations, in performing its duties hereunder and in any of its dealings with respect to the Products. Upon termination of this Agreement, Guidant agrees to cooperate, at Thoratec's expense, in transferring to Thoratec all Product authorizations, registrations, permits and approvals with respect to the Products.

               3.5 Non-compete. Guidant agrees that, during the term of this Agreement, and so long as Thoratec fulfills all of Guidant's purchase orders for Products



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as provided in this Agreement, Guidant will not develop, acquire or distribute any other arterio/venus vascular access graft technology products for hemodialysis.

               3.6 Marketing Plan. Within sixty (60) days of the Effective Date of this Agreement, and at each yearly anniversary thereafter during the term of this Agreement, upon Thoratec's request, Guidant shall submit to Thoratec a marketing plan for the distribution of the Products during the upcoming 12-month period. Such plan will include a review of planned selling and marketing tactics, pricing strategy, competition, and projected units and market share and generally will be comparable to Guidant's marketing plans for its own similar products.

               3.7 Milestone Payments. In consideration of the rights granted herein, Guidant shall pay to Thoratec the amount of One Million Five Hundred Thousand U.S. Dollars (US $1,500,000) upon execution of this Agreement. In addition, on or within thirty (30) days of Guidant's receipt of written notice from Thoratec of its achievement of the Milestones (which notice shall include sufficient written evidence and documentation of such achievement), Guidant shall pay for exclusive United States distribution rights as provided under this Agreement in the amount of Two Million U.S. Dollars (US $2,000,000); provided that if Thoratec has not achieved the Milestones by the following dates, the Milestone payment required to be made by Guidant for U.S. distribution rights ("U.S. Milestone Payment") shall be reduced as follows:

        If the Milestones are achieved on or before March 31, 2001, the U.S. Milestone Payment shall be Two Million U.S. Dollars (US $2,000,000).

        If the Milestones are achieved between April 1, 2001 and June 30, 2001, the U.S. Milestone Payment shall be One Million Seven Hundred Fifty Thousand U.S. Dollars (US $1,750,000).

        If the Milestones are achieved between July 1, 2001 and September 30, 2001, the U.S. Milestone Payment shall be One Million Five Hundred Thousand U.S. Dollars (US $1,500,000).

        If the Milestones are achieved between October 1, 2001 and December 31, 2001, the U.S. Milestone Payment shall be One Million Two Hundred Fifty Thousand U.S. Dollars (US $1,250,000).




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        If the Milestones are achieved after December 31, 2001 but on or before
December 31, 2003, the U.S. Milestone Payment shall be One Million U.S. Dollars (US $1,000,000), provided that prior to achievement of the Milestones, Guidant shall have the right to terminate this Agreement upon ninety (90) days prior written notice to Thoratec. Such termination shall be effective notwithstanding Thoratec's achievement of the Milestones during the 90-day notice period.

        If the Milestones are not achieved by December 31, 2003, then this Agreement shall terminate.

        Milestone payments made under this Section 3.7 shall be nonrefundable.

               3.8 Post-Market Surveillance. With respect to Guidant's distribution of the Products under this Agreement, Guidant agrees to comply with the United States Food and Drug Administration regulations as outlined in Exhibit B attached hereto.

        4. Thoratec's Duties.

               4.1 Responsibility for Regulatory and Safety Testing Requirements and for Obtaining Required Approvals and Registrations.

                      4.1.1 Regulatory and Safety Testing Requirements. Thoratec will be considered to be the finished device manufacturer for the Products, and will be responsible for compliance with all regulatory and safety testing requirements in the Territory.

                      4.1.2 Regulatory Approvals and Registrations. Thoratec, at its expense, shall obtain all regulatory approvals for the Products in the Territory. This includes, without limitation, designing, implementing and funding the IDE application and the FDA market approval applications in the United States and obtaining and maintaining a CE Mark or other equivalent requirements to market the Product.

                      4.1.3 Quality System Compliance. Thoratec will be solely responsible for quality system compliance affecting the Products, including, at a minimum, ISO certification and compliance with FDA Quality System Regulations and similar requirements in other jurisdictions within the Territory. During the term of this Agreement, Thoratec will manage the complaint files associated with the Products in the Territory.



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                      4.1.4 Post-Market Surveillance. Thoratec will be
responsible for any reportable events, such as patient death or injury, associated with the Products and will be solely responsible for any recall activity associated with the Products; provided, however, that to the extent required by applicable law each party may report such events to the applicable authorities. Each party agrees to provide the other party with any assistance required in connection with such activities, including without limitation access to the Products files and access to customers or end users, as required.

               4.2 Literature. Upon Guidant's reasonable request, Thoratec shall furnish Guidant, without charge (except as otherwise agreed), with technical, advertising and selling information and literature concerning the Products as available.

               4.3 Marketing Support. To assist Guidant in marketing the Products in the Territory, Thoratec shall:

                      4.3.1 provide Guidant with any information reasonably requested by Guidant for the purpose of complying with governmental requirements.

                      4.3.2 provide Guidant with information on marketing and promotional plans of Thoratec for the Products as well as copies of marketing, advertising, sales and promotional literature concerning the Products produced by or for Thoratec, if any; and

                      4.3.3 provide Guidant with all certificates of analysis concerning the Products, certificates of free sale, trademark authorizations and any other documents which Guidant may reasonably request to satisfy the requirements of the laws of the various jurisdictions within the Territory and of any competent authority.

               4.4 Sales and Training. Thoratec shall provide training of Guidant's personnel in the use of the Products initially and after any material changes to the Products upon Guidant's request at a mutually-agreeable location; provided that the initial training shall at a minimum include Thoratec's providing, at its expense, two Thoratec employees to train Guidant's European sales force at a European location designated by Guidant. Guidant will pay the cost of any travel and lodging for its personnel attending any such training, and Thoratec will pay the cost of the trainers and materials.

               4.5 Changed Product. Thoratec shall notify Guidant at least sixty
(60) days in advance of any change in the processes, materials, equipment, inspection, testing,



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manufacturing location and the like of which it has knowledge that may have any effect on the Products or their uses, and Guidant will have the right to make a "last buy" of Product (in no greater quantity than the last three months' forecast) prior to any such material changes.

               4.6 Insurance. Thoratec shall at all times maintain product liability insurance covering the Products with minimum annual limits of Two Million U.S. Dollars (US $2,000,000) per occurrence and Two Million U.S. Dollars (US $2,000,000) in the aggregate. Thoratec shall maintain such insurance for a minimum of five (5) years after termination of this Agreement. Within thirty
(30) days of the Effective Date, Thoratec shall deliver to Guidant a certificate of insurance evidencing such insurance and stating that the policy will not be canceled or modified without at least thirty (30) days prior written notice to Guidant.

               4.7 Non-Revenue Units. During the term of this Agreement, Thoratec agrees to provide Guidant with non-sterile Products, at no charge, as requested by Guidant and as available, for demonstration and testing purposes.

               4.8 Right of First Offer for Other Graft Products. During the Initial Term of this Agreement, if Thoratec intends to negotiate with a third party for the granting of license, marketing or distribution rights with respect to any Other Graft Product, Thoratec shall notify Guidant as soon as possible after Thoratec's having first contact with such third party. Thoratec and Guidant shall negotiate in good faith with respect to the licensing, marketing or distribution of such Other Graft Product(s) for a period of no less than sixty (60) days after such notification. During such negotiations, Thoratec agrees that it will not enter into any binding commitments with any third party with respect to the Other Graft Products.

        5. Trademarks.

               5.1 Trademark License. Thoratec hereby grants to Guidant an exclusive, royalty-free license to use the trademarks, trade names and logos used by Thoratec to identify the Products (the "Trademarks") solely in the course of Guidant's advertisement, promotion, distribution and sale of the Products as provided in this Agreement. Guidant's use of the Trademarks will be in accordance with Thoratec's policies that are provided to Guidant in writing from time to time. Use of the Trademarks on the Products shall not give Guidant any proprietary rights in the Trademarks.



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               5.2 Ownership. Guidant acknowledges that, subject only to the license granted herein to Guidant, Thoratec owns and retains all proprietary rights in all of its Trademarks.

               5.3 No Continuing Rights. Upon termination of this Agreement, Guidant will cease all further display, advertising and use of all Trademarks except in connection with the sale of Products in inventory as provided in
Section 13.6 below.

               5.4 Labeling of Products. Guidant shall have the right to label the Products distributed under this Agreement; provided, however, that Guidant agrees to credit Thoratec as the manufacturer, and to include the Thoralon(TM) biomaterial brand name, on the Product packaging, brochures, advertisements and any other promotional materials or devices; and provided further that Guidant may use either Thoratec's Vectra(TM) vascular access graft mark or Guidant's own mark to identify the Products. If Guidant uses its own mark to identify the Products, Guidant agrees that, upon termination of this Agreement, it will assign to Thoratec its rights in such mark for no additional consideration. Both parties agree that the labeling of the Products shall be in accordance with applicable regulations in the Territory. Guidant shall provide to Thoratec a sample of Product packaging, brochures, advertising and other promotional materials that include the Vectra(TM) mark or that contain technical information regarding the Products for review and approval prior to Guidant's commercial use of such materials. If Thoratec has not provided Guidant with written notice of its disapproval and request for correction within ten (10) days of receipt of such materials, Thoratec shall be deemed to have approved such materials.

        6. Order Placement.

               6.1 Transfer Price. Prior to the Milestone Date, the transfer price for each Product purchased by Guidant under this Agreement shall be [***] U.S. Dollars (US $[***]). After the Milestone Date, the transfer price for each Product shall be equal to [***] percent ([***]%) of the worldwide weighted average selling price of the Products in the Territory (excluding non-revenue units distributed by Guidant), determined on a calendar quarterly basis; provided, however, that in no event will the price be lower than [***] U.S. Dollars (US $[***]). All prices are FOB Guidant's distribution facilities in Menlo Park, and are exclusive of transportation, duties and taxes, including sales, use, excise, value-added, withholding or other similar tax of any kind. Foreign currency conversion shall be pursuant to Guidant's standard procedures for converting foreign



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currency. Upon no less than thirty (30) days prior written notice to Guidant,
Thoratec shall have the right, at its own expense, through an established and reputable certified public accounting firm, to examine Guidant's relevant books and records with respect to sales of Products under this Agreement. Such examination shall be during Guidant's normal business hours, shall be no more frequently than one each year and shall cover no more than the preceding two (2) calendar years. If such examination reveals that Guidant has underreported the worldwide weighted average selling price by 5% or more, then Guidant shall immediately pay the underreported amounts and shall pay for reasonable costs incurred by Thoratec for such audit.

               6.2    Purchase Orders and Acknowledgements.

                      6.2.1 Purchase Orders. All purchases of the Products by Guidant shall be made by written purchase order specifying by Product, the quantity, price, requested delivery schedule, and shipping instructions. All purchases of the Products by Guidant from Thoratec during the term of this Agreement shall be subject to the terms and conditions of this Agreement, and any additional or different terms and conditions in a purchase order or confirmation form which conflicts with this Agreement, shall be of no force and effect, unless the parties specifically agree in writing to the terms and conditions which conflict with this Agreement.

                      6.2.2 Acceptance of Orders. All orders and modifications to orders are subject to acceptance by Thoratec; provided, however, that Thoratec agrees to accept all purchase orders by Guidant for the Products as long as such orders are consistent with Guidant's forecasts of its expected orders of the Products (as described in Section 3.2 above). In addition, Thoratec shall use reasonable best efforts to fulfill all orders by Guidant for the Products in excess of Guidant's forecasts. If Thoratec believes that it will not be able to satisfy Guidant's orders for the Products, it shall promptly notify Guidant, specifying the reasons for the delay and its expected duration.

                      6.2.3 Packaging. All Products shall be suitably packed for shipment in the current sterile and finished-goods configuration, unless otherwise agreed by Thoratec and Guidant in writing. Cost of packaging of the Products for shipment to Guidant as specified in this Agreement shall be paid by Thoratec.

               6.3    Title and Delivery of Products.



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                      6.3.1 Delivery of the Products shall be completed upon
delivery of the Products to Guidant at Guidant's facility specified in Section 6.1, and in all cases, Thoratec's title and the risk of loss or damage to any Products shall pass to Guidant upon delivery of the Products to Guidant at its facility.

                      6.3.2 Thoratec may make partial shipments against Guidant's purchase orders upon mutual agreement of the parties.

               6.4    Cancellation/Reschedules.

                      6.4.1 Guidant may reschedule each order once and no such reschedule will exceed forty-five (45) days from the originally scheduled ship date. Thoratec will work with Guidant on a case by case basis to resolve issues related to market changes and potential impact on orders placed with Thoratec.

                      6.4.2 Subject to Guidant's obligations under Section 3.2 of this Agreement, Guidant may cancel all or any portion of an order or change the scope of an order at any time prior to fifteen (15) days before the scheduled ship date. Thereafter, Guidant may do so only with Thoratec's written approval.

               6.5 Recalls. The parties will give prompt notice of any contemplated recall of the Products to the other party. The parties shall give each other full cooperation throughout the recall process whether such recall is voluntary or otherwise.

        7. Payment Terms. Thoratec will invoice Guidant for ordered units of the Products when Thoratec delivers such units to Guidant in accordance with Section
6.3 of this Agreement. All payments due pursuant to this Agreement shall be made within forty-five (45) days of Guidant's receipt of each invoice. All payments shall be made in United States dollars.

        8. Returns.

               8.1 Returns. Guidant may return for credit or a refund, at Thoratec's option, any Product that does not meet Thoratec's warranty as set forth in Section 10 of this Agreement. Thoratec will issue a return material authorization (RMA) number for such defective Product upon Guidant's request. Guidant shall return any such defective Product to Thoratec with documentation referencing the applicable RMA number. Thoratec shall submit any refund to Guidant within forty-five (45) days of receiving the



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defective Product, or if credit is provided, such credit shall be applied to any outstanding purchase orders first and then to the next purchase order(s) submitted by Guidant.

               8.2 Minimum Shelf Life. Each Product delivered under this Agreement must have, upon Guidant's receipt of such Product, a minimum remaining shelf life of two-thirds (2/3) of the Product's approved shelf life. At Thoratec's expense, Guidant may return for a refund or replacement, at Guidant's option, any Product that does not meet this requirement. Thoratec shall submit such refund and reimbursement for shipping costs or replacement Product to Guidant within forty-five (45) days of receiving the returned Product. Thoratec represents that, by June 30, 1999, the approved shelf life of the Products shall be three (3) years for each of the Products.

        9. Confidential Information.

               9.1 Identification of Confidential Information. Confidential Information provided by the disclosing party and entitled to protection under this Agreement shall be identified as such by appropriate markings on any documents exchanged. If the disclosing party provides information other than in written form, such information shall be considered Confidential Information only if the information by its nature would reasonably be considered of a confidential nature or if the receiving party, due to the context in which the information was disclosed, should have reasonably known it to be confidential, and the disclosing party gives written notice within ten (10) days of disclosure that such information is to remain confidential or the disclosing party had previously confirmed in writing that such information was confidential.

               9.2 Protection of Confidential Information. Each party acknowledges that the other party claims its Confidential Information as a special, valuable and unique asset. During the term of this Agreement and for three (3) years thereafter, for itself and on behalf of its officers, directors, agents, and employees, each party agrees to the following:

                      9.2.1 Receiving party will not disclose the Confidential Information to any third party or disclose to an employee unless such third party or employee has a need to know the Confidential Information in order to enable the disclosing party to exercise its rights or perform its obligations under this Agreement. Receiving party will use the Confidential Information only for the purposes of exercising its rights or fulfilling its obligations under this Agreement and will not otherwise use it for its own benefit. In



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no event shall the receiving party use less than the same degree of care to protect the Confidential Information as it would employ with respect to its own information of like importance which it does not desire to have published or disseminated;

                      9.2.2 If the receiving party faces legal action or is subject to legal proceedings requiring disclosure of Confidential Information, then, prior to disclosing any such Confidential Information, the receiving party shall promptly notify the disclosing party and, upon the disclosing party's request, shall cooperate with the disclosing party in contesting such request.

               9.3 Return of Confidential Information. All information furnished under this Agreement shall remain the property of the disclosing party and shall be returned to it or destroyed or purged promptly as its request upon termination of this Agreement; provided, however, that Guidant may retain Confidential Information of Thoratec as reasonably necessary for Guidant to be able to complete the sale of Products on order or in inventory at the time of termination and to support Products already sold by Guidant under this Agreement. All documents, memoranda, notes and other tangible embodiments whatsoever prepared by the receiving party based on or which includes Confidential Information shall be destroyed to the extent necessary to remove all such Confidential Information upon the disclosing party's request. All destruction under this Section 9.3 shall be certified in writing to the disclosing party by an authorized officer of the receiving party.

               9.4 Residual Information. Either party shall be free to use for any purpose (including, but not limited to, use in the development, manufacture, marketing and maintenance of its own products and services) the Residuals resulting from access to or work with Confidential Information of the other party, provided that the party maintains the confidentiality of the Confidential Information as provided herein. The term "Residuals" shall mean information in non-tangible form that may be inadvertently retained by persons who have had rightful access to the Confidential Information, including the ideas, concepts, know-how or techniques contained therein. Notwithstanding the provisions of this
Section 9.4, during the term of this Agreement, neither party may avoid its obligations toward a particular item of the Confidential Information merely by having a person commit such item to memory so as to reduce it to a non-tangible form.



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               9.5 Limitations. The confidentiality obligations in this Section
9 shall not apply to disclosed information which the receiving party can prove: receiving party knows at the time of disclosure, free of any obligation to keep it confidential, as evidenced by written records; is or becomes generally publicly known through authorized disclosure, receiving party independently developed without the use of any Confidential Information as evidenced by written records; or receiving party rightfully obtains from a third party who has the right to transfer or disclose it.

               9.6 Public Announcements. Notwithstanding anything to the contrary contained in this Agreement, neither party may initiate any public announcement concerning the subject matter of this Agreement without the prior written approval of the other party; provided, however, that this Section 9.6 shall not be construed to limit Guidant's ability to market the Products as it deems necessary or appropriate.

        10. Warranty. Thoratec warrants that each Product to be delivered hereunder shall be free of defects in materials and workmanship and shall conform to Thoratec's specifications for such Product, at the time of delivery and for the remaining shelf life thereafter. The warranty period shall be extended to Guidant's customers, but will not exceed the shelf life of the Product. Thoratec warrants that the Products do not and will not infringe the proprietary rights of any third party. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT. THORATEC DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        11. Indemnification.

               11.1 Indemnification. Subject to Section 11.3 below, Thoratec agrees, at its own expense, to defend Guidant against an "Indemnified Claim," as defined in Section 11.2 below, and to hold Guidant harmless and indemnify Guidant from any loss, expense, liability and/or settlement (including attorneys' fees) resulting from an Indemnified Claim.

               11.2 Indemnified Claim. For purposes of this Agreement, an "Indemnified Claim" shall mean: (i) any claim asserting that the Products or any part thereof infringes any third party patent, trade secret, trademark, copyright or other



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proprietary right; (ii) any claim arising from or related to a material failure of Thoratec to comply with its warranties under this Agreement; and (iii) any claim asserting that the Products caused injury, or death to person or damage to property.

               11.3 Limitations. Thoratec's obligation to indemnify Guidant is contingent upon Guidant (i) promptly notifying Thoratec of such claim and (ii) cooperating with Thoratec in the defense thereof, of which Thoratec will have control at Thoratec's expense. Notwithstanding the above, Guidant shall have the right but not the obligation, at Guidant's expense, to participate in any such defense.

               11.4 Infringements. If a claim of infringement is made with respect to a Product, then Thoratec at its option shall (i) obtain for Guidant the right to continue to market and distribute the Product, (ii) replace the Product with a functionally-equivalent noninfringing Product, or (iii) modify said Product so that it become noninfringing, so long as the functionality of the Product is not adversely affected. If Thoratec is unable to do any of the foregoing, it shall grant Guidant a full refund for all affected Products and accept return of them, and refund to Guidant the amounts paid by Guidant under
Section 3.7.

               11.5 Guidant Indemnification. Guidant agrees, at its own expense, to defend Thoratec against (i) any claim asserting that Guidant mishandled the Products, (ii) any claim asserting a misrepresentation by Guidant concerning any of the characteristics of the Products, and (iii) any claim asserting any negligent act or omission of Guidant relating to the Products. Guidant's obligation to indemnify Thoratec is contingent upon Thoratec (i) promptly notifying Guidant of such claim and (ii) cooperating with Guidant in the defense thereof, of which Guidant will have control at its expense. Notwithstanding the above, Thoratec shall have the right but not the obligation, at its expense, to participate in any such defense.

        12. Limitation of Liability. NEITHER PARTY SHALL, BY REASON OF THE TERMINATION OF THIS AGREEMENT OR OTHERWISE, BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR OTHER DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFIT) WHETHER OR NOT ADVISED TO THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY TO ANY CLAIM OR CAUSE OF ACTION WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR BREACH OF WARRANTY, BUT SHALL NOT APPLY IF A PRODUCT IS



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DETERMINED TO BE DEFECTIVE AND TO HAVE CAUSED BODILY INJURY OR DEATH, NOR SHALL
IT APPLY TO LIABILITY UNDER SECTION 11.

        13. Term and Termination.

               13.1 Term. This Agreement is effective as of the Effective Date and shall continue until the end of the Initial Term unless terminated earlier pursuant to this Section 13 or as provided in Section 3.3 or Section 3.7.

               13.2 Renewal. After the Initial Term, Guidant shall have the right, for no additional payment or other consideration, to renew this Agreement for an additional five (5) year period ("Renewal Term") under the same terms and conditions, including the same transfer pricing terms described herein, except that the Minimum Purchase Requirements shall be negotiated in good faith for each year during the Renewal Term. Unless the parties otherwise agree, the Minimum Purchase Requirement for each year during the Renewal Term shall be no less than [***]% nor more than [***]% of the previous year's Minimum Purchase Requirement. The parties shall commence such negotiations promptly after Guidant provides notice of its intent to renew this Agreement and before the beginning of the Renewal Term. If the parties have engaged in good faith negotiations (with each party represented by persons with authority to settle the matter), for a period of no less than ninety (90) days or in such other time frame as the parties may otherwise agree, and the parties are still unable to agree on such Minimum Purchase Requirements for any of the Products, then such disagreement shall be resolved by binding arbitration as provided in Exhibit A.

               13.3 Immediate Termination For Cause. Either party may terminate this Agreement by giving the other party thirty (30) days' written notice of such termination if the other party materially breaches or defaults in any of the material terms or conditions of this Agreement and fails to cure such breach or default within thirty (30) days of receiving notice thereof.

               13.4   Effect of Termination.

                      13.4.1 Upon any termination of this Agreement by Thoratec, Guidant will be entitled to have delivered the Products ordered prior to termination. In addition, upon any termination of this Agreement, Guidant may, at its option, either sell all or any part of its remaining inventory of the Products to customers or, if the Agreement terminated for Thoratec's breach, sell to Thoratec all or any part of Guidant's



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inventory of the Products (excluding demonstration units and Products with less than 6 months shelf life remaining as of the effective date of termination). Thoratec agrees to repurchase all of such Products that Guidant may decide to sell to Thoratec. Guidant must exercise the right to resell within sixty (60) days after termination of this Agreement. The price for such inventory shall be the total invoice price paid by Guidant for such Products.

                      13.4.2 Sections 1, 3.4, 3.8, 4.6, 6.5, 9, 10, 11, 12, 13.4
and 14 shall survive termination of this Agreement for any reason.

        14. General Provisions.

               14.1 No Waiver. The failure of either party to enforce at any time or for any period any of the provisions of this Agreement shall not be construed to be waiver of those provisions or of the right of that party thereafter to enforce each and every provision hereof.

               14.2 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that, upon thirty (30) days prior written notice to Thoratec, Guidant may assign this Agreement to any of its Affiliates without Thoratec's consent. For purposes of this Section, the term "assignment" will be deemed to include a sale of all or substantially all of the stock or assets of either party (including by way of merger), or a sale of all or substantially all of the assets of that portion of the either party's business to which this Agreement relates. Any attempted assignment not otherwise permitted herein shall be void. The provisions hereof shall be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

               14.3 Notices. Any notice, report or statement to either party required or permitted under this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, postage prepaid, or by facsimile transmission with confirmation sent by certified mail as above, or by courier, such as Federal Express, DHL or the like, with confirmation of receipt by signature requested, directed to the other party at its mailing address set forth below, or to such other mailing address as the party may from time to time designate by prior notice in accordance herewith. Any such notice, report or statement sent in accordance with this Section 14.3 shall be deemed duly given upon dispatch, subject to proof of receipt.



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               14.4 Governing Law. This Agreement (and any other documents referred to herein) shall be construed in accordance with the laws of the State of California without reference to choice of law principles, as to all matters, including, but not limited to, matters of validity, construction, effect or performance. The exclusive venue and jurisdiction for resolution of disputes hereunder shall be the courts located in San Mateo County, California, or, if applicable, the Federal Courts in the Northern District of California. The United Nations' Convention on the Contracts for the International Sale of Goods shall not apply to this Agreement.

               14.5 Force Majeure. The parties shall not be liable for any delay or failure of obligations under this Agreement, in whole or in part, for any causes beyond the reasonable control of the parties, including, but not limited to, acts of God, war, riot, civil disturbances, strikes, lockouts or other labor disputes, accident of transportation or other force majeure.

               14.6 Titles of Sections. The title of the various sections of this Agreement are used for convenience of reference only and are not intended to and shall not in any way enlarge or diminish the rights or obligations of the parties or affect the meaning or construction of this document.

               14.7 Investigation; Joint Preparation. Each party acknowledges that it has had adequate opportunity to make whatever investigation or inquiry it deems necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof. Each party further acknowledges that it has read and understands each provision of this Agreement. This Agreement has been prepared jointly by the parties and shall not be strictly construed against either party, it being agreed that each party has had an opportunity to consult with counsel of its own choosing regarding the terms and conditions of this Agreement.

               14.8 Integration/Modification/Entire Agreement. This Agreement (including any Exhibits) sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes, integrates and merges all prior discussions, correspondence, negotiations, understandings or agreements. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written instrument, which specifically identifies the intended alteration, amendment, modification or other change and clearly expresses the intention to so change this Agreement, signed by authorized representative of the parties.



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               14.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed an original, and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date.


THORATEC LABORATORIES CORPORATION            GUIDANT CORPORATION

     /s/ D. KEITH GROSSMAN                          /s/ RONALD W. DOLLENS
-----------------------------------          -----------------------------------
           (signature)                                  (signature)


BY:  D. Keith Grossman                       BY: Ronald W. Dollens
     ------------------------------              -------------------------------
          (print name)                                 (print name)

TITLE: President and Chief                   TITLE: President and Chief
       Executive Officer                            Executive Officer



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                                    EXHIBIT A

        BINDING ARBITRATION

        FOR MINIMUM PURCHASE REQUIREMENTS

        (a) The disputed Minimum Purchase Requirements during each year shall be resolved by final and binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA") then in effect, except as set forth herein.

        (b) There shall be a sole arbitrator mutually agreed to by the parties. If the parties cannot agree on a sole arbitrator on or before the date that is sixty (60) days before the start of the applicable year, then the arbitrator shall be appointed by AAA in accordance with its rules. The arbitrator shall be neutral, independent and impartial.

        (c) Arbitration of the dispute shall consist of a one-day hearing in which each party shall have equal time to present to the arbitrator the party's evidence relating to the disputed Minimum Purchase Requirements of the Product(s). On the day following the hearing, each party shall deliver simultaneously to the other and to the arbitrator an offer setting forth the party's final position as to what the Minimum Purchase Requirements for each of the Products and for each year in dispute should be, together with a short explanation of the reasons supporting such offer.

        (d) Unless the parties have entered into a final and binding agreement resolving each dispute submitted to arbitration hereunder as to the Minimum Purchase Requirement for each Product during each year, the arbitrator shall, within ten (10) business days after the hearing, choose one of the two offers submitted by the parties on a Product by Product basis and render to the parties simultaneously a reasoned written decision explaining the basis for deciding between the submitted offers.

        (e) That decision shall be binding upon the parties, and the chosen Minimum Purchase Requirement for each Product for each year specified in such decision (the "Chosen MPR") shall be the Minimum Purchase Requirements of Guidant during the applicable year under this Agreement.

        (f) If the final decision of the arbitrator is not rendered by the beginning of the applicable year, then the Minimum Purchase Requirements for the Products during the



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preceding year (the "Previous MPR") shall continue to apply until the final decision is rendered. Upon the rendering of the arbitrator's decision, the Chosen MPR for each Product for the then-current year shall be applied on a prorated basis.

        (g) The arbitration proceedings contemplated by this Section shall be as confidential and private as permitted by law. To that end, the parties shall not disclose the existence, content or results of the proceedings conducted in accordance with this Section, and materials prepared and submitted in connection with such proceedings shall not be admissible in any other proceeding; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral decision, and shall not bar disclosures required by law. The parties agree that any decision resulting from proceedings in accordance with this dispute resolution provision shall have no preclusive effect in any other matter involving third parties.

        (h) Judgment on an arbitral decision may be entered by any court of competent jurisdiction, or application may be made to such a court for judicial recognition and acceptance of the decision and any appropriate order including enforcement.

        (i) Each party shall bear its own legal costs and expenses, and the parties shall share the costs and fees of the arbitrator.

        (j) All proceedings and meetings referred to in this Section shall take place in San Mateo County, California, or at such other location as the parties may agree.



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                                    EXHIBIT B

     UNITED STATES FOOD & DRUG ADMINISTRATION (FDA) REGULATORY REQUIREMENTS

        1. The United States Food & Drug Administration (FDA) requires a device manufacturer or importer "to report to FDA whenever the manufacturer or importer receives or otherwise becomes aware of information that reasonably suggests that one of its marketed devices (1) may have caused or contributed to a death or serious injury or (2) has malfunctioned and that the device or any other device marketed by the manufacturer or importer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur." (Section 803.1 of Title 21 Code of Federal Regulations.

        2. Therefore, Thoratec requires, as a condition to entering into a distribution agreement for its products, that the distributor, in the circumstances outlined in paragraph 1 above, will give to Thoratec the following information as soon as possible, but not later than 5 calendar days after the distributor's receipt of such information:

               A. Identify the device, including model, catalog or other identifying number, including manufacturing lot or serial number.

               B. Identify by name, address and telephone number the individual making the report.

               C. Describe, to the extent known, the event giving rise to the information received by the distributor, including (1) whether any deaths or serious injuries have occurred and (2) the number of persons who died or were seriously injured.

               D. State whether distributor intends to submit additional information and, if so, when such information will be submitted.

        The information outlined in paragraph 2 above is required to be collected and transmitted by telephone call or facsimile to Thoratec for its reporting to FDA as soon as possible but no later than 5 calendar days after receipt. If this information was transmitted by telephone call to Thoratec, such call shall be followed by a written report.




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        In addition, pursuant to FDA regulation, Thoratec requires that the distributor of any of its products give to Thoratec all information in its possession regarding bench tests, in vitro tests, and in vivo tests relating to Thoratec's products. Summaries of the tests performed and the results are initially required, with the agreement that, if the FDA asks questions about the summaries, the actual test reports or other raw data will be provided to Thoratec by the distributor. (Section 814, Title 21 CFR)



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